011 Tax Exempt Income Fund, annual report
09/30/09

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:



72DD1 	        Class A	 	 52,438
		Class B		 878
		Class C		 781


72DD2	        Class M		 231
		Class Y		 130



73A1		Class A		 0.384656
		Class B		 0.343957
		Class C		 0.321262

73A2		Class M		 0.363196
		Class Y		 0.401891

74U1		Class A		 134,500
		Class B		 2,017
		Class C		 2,929

74U2		Class M		 708
		Class Y		 593

74V1		Class A		 8.60
		Class B		 8.60
		Class C		 8.61

74V2		Class M		 8.62
		Class Y		 8.61

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.